Exhibit 3.02.9

AMENDED AND RESTATED BY-LAWS

of

INTRADO COMMAND SYSTEMS, INC.

ARTICLE I - OFFICES

Section 1. Registered Office: The initial registered office of the corporation shall be at 450 South Fellowship Road, Maple Shade, New Jersey 08052, and the initial registered agent at said address shall be Bernard Eizen.

Section 2. Additional Offices: The corporation may have such other offices either within or without the State of New Jersey as the Board of Directors may designate or as the business of the corporation may require from time to time.

ARTICLE II - SEAL

Section 1. Corporate Seal: The corporate seal shall have inscribed thereon the name of the corporation, the year of its creation and the words “Corporate Seal, NEW JERSEY.”

ARTICLE III - SHAREHOLDERS’ MEETINGS

Section 1. Place of Shareholders’ Meetings: All meetings of the shareholders shall be held at the registered office of the corporation or at such other place or places, either within or without the State of New Jersey, as may from time to time be selected by the Board of Directors.

Section 2. Annual Meetings: The annual meeting of shareholders shall be held at such date and time as shall be designated from time to time by the board of directors, when the shareholders shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting.

If there is a failure to hold an annual meeting for a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Superior Court may, upon the application of any shareholder, summarily order the meeting or the election, or both, to be held at such time and place, upon such notice and for the transaction of such business as may be designated in such order. At any meeting ordered to be called pursuant to this section, the shareholders present in person or by proxy and having voting powers shall constitute a quorum for the transaction of the business designated in such order.

Section 3. Special Meetings: Special meetings of the shareholders may be called by the Chief Executive Officer or the Board of Directors, and shall be called at the request in writing to the Chief Executive Officer by the holder or holders of not less than ten percent of all the shares entitled to vote at a meeting.

Section 4. Notice of Shareholders’ Meetings: Written notice of the time, place and purpose or purposes of every meeting of shareholders shall be given not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at the meeting, unless a greater period of notice is required by statute in a particular case.

When a meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting. However, if after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to notice of the new record date.

Section 5. Waiver of Notice: Notice of a meeting need not be given to any shareholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

Whenever shareholders are authorized to take any action after the lapse of a prescribed period of time, the action may be taken without such lapse if such requirement is waived in writing, in person or by proxy, before or after the taking of such action, by every shareholder entitled to vote thereon as of the date of the taking of such action.

Section 6. Action by Shareholders Without Meeting:

(1) Any action required or permitted to be taken at a meeting of shareholders by statute, the Certificate of Incorporation or these By-Laws of the corporation, may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing, except that in the case of any action to be taken pursuant to Chapter 10 of the Business Corporation Act (concerning mergers, etc.) (the “Act”), such action may be taken without a meeting only if all shareholders entitled to vote consent thereto in writing and the corporation provides to all other shareholders the advance notification required by paragraph (2)(b) of this sub-section.

(2) Except as otherwise provided in the Certificate of Incorporation and subject to the provisions of this sub-section, any action required or permitted to be taken at a meeting of shareholders by the Act, the Certificate of Incorporation, or By-Laws, other than the annual election of directors, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.

(a) If any shareholder shall have the right to dissent from a proposed action, pursuant to Chapter 11 of the Act, the Board shall fix a date on which written consents are to be tabulated; in any other case, it may fix a date for tabulation. If no date is fixed, consents may be tabulated as they are received. No consent shall be counted which is received more than 60 days after the date of the Board action authorizing the solicitation of consents or, in a case in which consents or proxies for consents, are solicited from all shareholders who would have been entitled to vote at a meeting called to take such action, more than 60 days after the date of mailing of solicitation of consents or proxies for consents.

(b) Except as provided in paragraph (2)(c) of this sub-section, the corporation, upon receipt and tabulation of the requisite number of written consents, shall promptly notify all non-consenting shareholders, who would have been entitled to notice of a meeting to vote upon such action, of the action consented to, the proposed effective date of such action, and any conditions precedent to such action. Such notification shall be given at least 20 days in advance of the proposed effective date of such action in the case of any action taken pursuant to Chapter 10 of the Act, and at least ten days in advance in the case of any other action.

(c) The corporation need not provide the notification required to be given by paragraph (2)(b) of this sub-section if it:

(i) solicits written consents or proxies for consents from all shareholders who would have been entitled to vote at a meeting called to take such action, and at the same time gives notice of the proposed action to all other shareholders who would have been entitled to notice of a meeting called to vote upon such action;

(ii) advises all shareholders who are entitled to dissent from the proposed action, if any, as provided in Chapter 11 of the Act, of their right to do so and to be paid the fair value of their shares; and,

(iii) fixes a date for tabulation of consents not less than 20 days, in the case of any proposed action to be taken pursuant to Chapter 10 of the Act, or not less than ten days in the case of any other proposed action, and not more than 60 days after the date of mailing of solicitations of consents or proxies for consents.

(d) Any consent obtained pursuant to paragraph (2)(c) of this sub-section may be revoked at any time prior to the day fixed for tabulation of consents. Any other consent may be revoked at any time prior to the day on which the proposed action could be taken upon compliance with paragraph (2)(b) of this sub-section. The revocation must be in writing and be received by the corporation.

(3) Whenever action is taken pursuant to subsection (1) or (2) of this sub-section, the written consents of the shareholders consenting thereto or the written reports of inspectors appointed to tabulate such consents shall be filed with the minutes or proceedings of shareholders.

In case the corporation is involved in a merger, consolidation or other type of acquisition or disposition regulated by Chapters 10 and 11 of the Act, the pertinent provisions of the statute should be referred to and strictly complied with.

Section 7. Fixing Record Date:

(1) The Board may fix, in advance, a date as the record date for determining the corporation’s shareholders with regard to any corporate action or event and, in particular, for determining the shareholders who are entitled to:

(a) notice of or to vote at any meeting of shareholders or any adjournment thereof;

(b) give a written consent to any action without a meeting; or,

(c) receive payment of any dividend or allotment of any right.

The record date may in no case be more than 60 days prior to the shareholders’ meeting or other corporate action or event to which it relates. The record date for a shareholders’ meeting may not be less than ten days before the date of the meeting. The record date to determine shareholders to give a written consent may not be more than 60 days before the date fixed for tabulation of the consents or, if no date has been fixed for tabulation, more than 60 days before the last day on which consents received may be counted.

(2) If no record date is fixed,

(a) the record date for a shareholders’ meeting shall be the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day next preceding the day on which the meeting is held; and,

(b) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted.

(3) When a determination of shareholders of record for a shareholders’ meeting has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date under this section for the adjourned meeting.

Section 8. Voting Lists: The officer or agent having charge of the stock transfer books for shares of the corporation shall make a complete list of shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof. Such list shall be arranged alphabetically within each class, series or group of shareholders maintained by the corporation for convenience of reference, with the address of, and the number of shares held by, each shareholder; be produced at the time and place of the meeting; be subject to the inspection of any shareholder for reasonable periods during the meeting; and be prima facie evidence as to who are the shareholders entitled to examine such list or to vote at any meeting.

If the requirements of this section have not been complied with, the meeting shall, on the demand of any shareholder in person or by proxy, be adjourned until the requirements are complied with. Failure to comply with the requirements of this section shall not effect the validity of any action taken at such meeting prior to the making of any such demand.

Section 9. Quorum: Unless otherwise provided in the Certificate of Incorporation or by statute, the holders of shares entitled to cast a majority of the votes at a meeting shall constitute a quorum at such meeting. The shareholders present in person or by proxy at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If there is less than a quorum, the meeting may adjourn.

Whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the provisions of this section shall apply in determining the presence of a quorum of such class or series for the transaction of such specified item of business.

Section 10. Voting:

(a) Voting of Shares: Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of Shareholders, except as otherwise provided by statute or in the Certificate of Incorporation.

(b) Votes Required: Whenever any action, other than the election of directors, is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by statute or by the Certificate of Incorporation.

Section 11. Proxy Voting: (a) Every shareholder entitled to vote at a meeting of shareholders or to express consents without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his agent, except that a proxy may be given by a shareholder or his agent by telegram or cable or by any means of electronic communication which results in a writing. No proxy shall be valid for more than eleven months unless a longer time is expressly provided therein. Unless it is irrevocable as provided in subsection 11(c) below, a proxy shall be revocable at will. The grant of a later proxy revokes any earlier proxy unless the earlier proxy is irrevocable. A proxy shall not be revoked by the death or incapacity of the shareholder but the proxy shall continue to be in force until revoked by the personal representative or guardian of the shareholder. The presence at any meeting of any shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the Secretary of the meeting prior to the voting of the proxy or votes the shares subject to the proxy by written ballot.

(b) A person named in a proxy as the attorney or agent of a shareholder may, if the proxy so provides, substitute another person to act in his place, including any other person named as an attorney or agent in the same proxy. The substitution shall not be effective until an instrument effecting it is filed with the secretary of the corporation.

(c) A proxy which states that it is irrevocable is irrevocable if coupled with an interest either in the stock itself or in the corporation and, in particular and without limitation, if it is held by any of the following or a nominee of any of the following:

(i) A pledgee;

(ii) A person who has purchased or agreed to purchase the shares;

(iii) A creditor of the corporation who has extended credit or has agreed to continue to extend credit to the corporation if the proxy is given in consideration of the extension or continuation;

(iv) A person who has agreed to perform services as an employee of the corporation if the proxy is given in consideration of the agreement; or

(v) A person designated pursuant to the terms of an agreement as to voting between two or more shareholders.

An irrevocable proxy becomes revocable when the interest which supports the proxy has terminated.

(d) Unless noted conspicuously on the share certificate, an otherwise irrevocable proxy may be revoked by a person who becomes the holder of the shares without actual knowledge of the restriction.

Section 12. Election of Directors: At each election of directors every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Directors shall be elected by a plurality of the votes cast at the election, except as otherwise provided by the Certificate of Incorporation.

Elections of directors need not be by ballot unless a shareholder demands election by ballot at the election and before the voting begins.

Section 13. Inspectors of Election: The Board may, in advance of any shareholders’ meeting, or of the tabulation of written consents of shareholders without a meeting, appoint one or more inspectors to act at the meeting or any adjournment thereof or to tabulate such consents and make a written report thereof. If inspectors to act at any meeting of shareholders are not so appointed or shall fail to qualify, the person presiding at a shareholders’ meeting may, and on the request of any shareholder entitled to vote thereat, shall make such appointment.

Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. No person shall be elected a director in an election for which he has served as an inspector.

ARTICLE IV -DIRECTORS

Section 1. The business and affairs of this corporation shall be managed by its Board of Directors, which shall not be less than two in number. A director shall be at least eighteen years of age and need not be a United States citizen or a resident of this State or a shareholder in the corporation. Each director shall be elected by the shareholders, at the annual meeting of shareholders of the corporation, and shall be elected for the term of one year, and until his successor shall be elected and shall qualify.

Section 2. First Meeting After Election: After the election of the directors, the newly elected Board may meet at such place and time as shall be fixed by the vote of the shareholders at the annual meeting, for the purpose of electing the officers of the corporation and otherwise, and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting; provided a majority of the whole Board shall be present; or such place and time may be fixed by the consent in writing of the directors.

Section 3. Regular Meetings: Regular meetings of the Board shall be held without notice from time to time at the registered office of the corporation, or at such other time and place as shall be determined by the Board.

Section 4. Quorum: A majority of the entire Board, or of any committee thereof, shall constitute a quorum for the transaction of business, unless the Certificate of Incorporation or these By-Laws provide that a greater or lesser proportion shall constitute a quorum, which in no case shall be less than one-third of the votes of the entire Board or Committee. Any action approved by a majority of the votes of the directors present at a meeting at which a quorum is present shall be the act of the Board or of the committee, unless by statute, the Certificate of Incorporation, or these By-Laws require a greater proportion including a unanimous consent.

Section 5. Action of Directors Without a Meeting: Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board or any committee thereof, may be taken without a meeting if, prior or subsequent to such action, all members of the Board or of such committee, as the case may be, consent thereto in writing and the written consents are filed with the minutes of the proceedings of the Board or committee. Such consent shall have the same effect as a unanimous vote of the Board or committee for all purposes, and may be stated as a unanimous vote in any certificate or other document filed with the Secretary of State of New Jersey.

Section 6. Special Meetings: Special meetings of the Board may be called by the Chief Executive Officer upon due notice to each director, either personally or by mail; special meetings may be called in like manner and on like notice, on the written request of any director.

Section 7. Waiver of Notice: Notice of any meeting need not be given to any director who signs a waiver of notice, whether before or after the meeting. The attendance of any director at a meeting without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him. Neither the business to be transacted at, nor the purposes of any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten days in any one adjournment.

Section 8. Power of Directors: (a) The Board of Directors shall have the management of the business of the corporation. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by these By-Laws directed or required to be exercised or done by the shareholders.

(b) In discharging his duties to the corporation and in determining what he reasonably believes to be in the best interest of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider any of the following: (i) the effects of the action on the corporation’s employees, suppliers, creditors, and customers; (ii) the effects of the action on the community in which the corporation operates; and (iii) the long term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

(c) If on the basis of the factors described in subsection (b) of this Section 8, the Board of Directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer. If the Board of Directors determines to reject any such proposal or offer, the Board of Directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

Section 9. Compensation of Directors: The Board, by the affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, shall have authority to establish reasonable compensation of directors for services to the corporation as directors, officers or otherwise.

Section 10. Executive Committee: (a) If deemed advisable, the Board of Directors, by resolution adopted by a majority of the entire Board, may appoint from among its members an executive committee and one or more other committees, each of which shall have one or more members. To the extent provided in such resolution, each such committee shall have and may exercise all the authority of the Board, except that no such committee shall make, alter or repeal any

By-Law of the corporation; elect or appoint any director, or remove any officer or director; submit to shareholders any action that requires shareholders’ approval; or amend or repeal any resolution theretofore adopted by the Board which by its terms is amendable or repealable only by the Board.

(b) The Board, by resolution adopted by a majority of the entire Board may, fill any vacancy in any such committee; appoint one or more directors to serve as alternate members of any such committee, to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members; abolish any such committee at its pleasure; and remove any director from membership on such committee at any time, with or without cause.

(c) Actions taken at a meeting of any such committee shall be reported to the Board at its next meeting following such committee meeting; except that, when the meeting of the Board is held within two days after the committee meeting, such report shall, if not made at the first meeting, be made to the Board at its second meeting following such committee meeting.

(d) The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board, or any member thereof, of any responsibility imposed by law.

Section 11. Director Conflicts of Interest: (a) No contract or other transaction between a corporation and one or more of its directors, or between a corporation and any domestic or foreign corporation, firm or association of any type or kind in which one or more of its directors are directors or are otherwise interested, shall be void or voidable solely by reason of such common directorship or interest, or solely because such director or directors are present at the meeting of the board or a committee thereof which authorizes or approves the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true:

(i) The contract or other transaction is fair and reasonable as to the corporation at the time it is authorized, approved or ratified; or

(ii) The fact of the common directorship or interest is disclosed or known to the board or committee and the board or committee authorizes, approves, or ratifies the contract or transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(iii) The fact of the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction.

(b) Common or interested directors may be counted in determining the presence of a quorum at a Board or committee meeting at which a contract or transaction described in subsection 11(a) above, is authorized, approved or ratified.

(c) The Board, by the affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, shall have authority to establish reasonable compensation of directors for services to the corporation as directors, officers, or otherwise.

Section 12. Liability Of Directors; Presumption Of Assent To Action Taken at a Meeting: A director of a corporation who is present at a meeting of the Board, or any committee thereof of which he is a member, shall be presumed to have concurred in the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before or promptly after the adjournment thereof. Such right to dissent shall not apply to a director who voted in favor of such action. A director who is absent from a meeting of the Board, or any committee thereof of which he is a member, at which any such action is taken shall be presumed to have concurred in the action unless he shall file his dissent with the secretary of the corporation within a reasonable time after learning of such action.

Section 13. Liability of Directors; Reliance on Records and Reports: (a) Directors and members of any committee designated by the Board shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

(b) In discharging their duties, directors and members of any committee designated by the Board shall not be liable if, acting in good faith, they rely

(i) Upon the opinion of counsel for the corporation;

(ii) Upon written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants;

(iii) Upon financial statements, books of account or reports of the corporation represented to them be correct by the Chief Executive Officer, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the Board; or

(iv) Upon written reports of committees of the Board.

(c) A director shall not be personally liable to the corporation or its shareholders for damages for breach of duty as a director if and to the extent that such liability has been eliminated or limited by a provision in the Certificate of Incorporation or authorized by statute.

(d) In taking action, including, without limitation, action which may involve or relate to a change or potential change in the control of the corporation, a director shall be entitled to consider, without limitation, both the long-term and the short-term interests of the corporation and its shareholders. For the purpose of this subsection, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the corporation, whether through the ownership of voting shares, by contract or otherwise.

ARTICLE V - OFFICERS

Section 1. Offices: (a) The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer, a Chief Technical Officer and, if desired, a Chairman of the Board, one or more Vice Presidents, and such other officers as may be required. They shall be annually elected by the Board of Directors and shall hold office for one year and until their successors are elected and have qualified, subject to earlier termination by removal or resignation. The Board may also choose such employees and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board.

(b) Any two or more offices may be held by the same person but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law or by these By-Laws to be executed, acknowledged, or verified by two or more officers.

Section 2. Salaries: The salaries of all officers, employees and agents of the corporation shall be fixed by the Board of Directors.

Section 3. Chief Executive Officer: The Chief Executive Officer shall be the chief executive officer of the corporation; he shall preside at all meetings of the shareholders and directors; he shall have general and active management of the business of the corporation; shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers, except such as may be by statute exclusively conferred on the Chief Executive Officer, to any other officer or officers of the corporation. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation. He shall be EX-OFFICIO a member of all committees, and shall have the general powers and duties of supervision and management usually vested in the office of Chief Executive Officer of a corporation.

Section 4. President: The President, if one has been appointed, shall exercise such powers and perform such duties as shall be performed in the resolution proposing that a President be elected, and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5. Vice President: The Vice President, if one has been appointed, shall be vested with all the powers and be required to perform all the duties of the President in his absence.

Section 6. Chairman of the Board: The Chairman of the Board, if one has been appointed, shall exercise such powers and perform such duties as shall be provided in the resolution proposing that a Chairman of the Board be elected.

Section 7. Secretary: The Secretary shall keep full minutes of all meetings of the shareholders and directors; he shall be EX-OFFICIO Secretary of the Board of Directors; he shall attend all sessions of the Board, shall act as clerk thereof, and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required. He shall give or cause to be given, notices of all meetings of the shareholders of the corporation and the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer, under whose supervision he shall be.

Section 8. Treasurer: The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation, and shall submit a full financial report at the annual meeting of the shareholders.

Section 9. Chief Financial Officer: The Chief Financial Officer, if one has been appointed, shall exercise such powers and perform such duties as shall be performed in the resolution proposing that a Chief Financial Officer be elected, and such other duties as may be prescribed by the Board of Directors from time to time.

Section 10. Chief Technical Officer: The Chief Technical Officer, if one has been appointed, shall exercise such powers and perform such duties as shall be performed in the resolution proposing that a Chief Technical Officer be elected, and such other duties as may be prescribed by the Board of Directors from time to time.

ARTICLE VI - VACANCIES, RESIGNATION & REMOVAL

Section 1. Vacancies in the Board of Directors: (a) Any directorship not filled at the annual meeting, any vacancy, however caused, and any vacancies resulting from an increase in the number of directors, occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by a sole remaining director. A director so elected by the Board shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

(b) Any directorship not filled by the Board may be filled by the shareholders at an annual meeting of shareholders called for that purpose.

(c) If by reason of death, resignation or other cause a corporation has no directors in office, any shareholder or the executor or administrator of a deceased shareholder may call a special meeting of shareholders for the election of directors and, over his own signature, shall give notice of said meeting pursuant to such notice requirements as provided by these By-Laws and by statute.

Section 2. Vacancies in Offices: Any vacancy occurring among the officers, however caused, shall be filled by the Board of Directors.

Section 3. Resignations: Any director or other officer may resign by written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

Section 4. Removal of Directors: One or more or all the directors of the corporation may be removed for cause or, unless otherwise provided in the Certificate of Incorporation, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. No act of the Board done during the period when a director has been suspended or removed for cause shall be impugned or invalidated solely on account of the suspension or removal if the suspension or removal is thereafter rescinded by the shareholders or by the Board or by the final judgment of the court.

Section 5. Removal of Officers: Any officer elected by the Board of Directors may be removed by the Board with or without cause. An officer elected by the shareholders may be removed, with or without cause, only by vote of the shareholders but his authority to act as an officer may be suspended by the Board for cause. The removal of an officer shall be without prejudice to his contract rights, if any. Election of an officer shall not of itself create contract rights.

ARTICLE VII - SHARE CERTIFICATES

Section 1. Share Certificates: The shares of the corporation shall be represented by certificates. Certificates shall be signed by, or in the name of the corporation by the Chief Executive Officer, President or Vice President and may be counter-signed by the Secretary or Treasurer or an Assistant Secretary or Assistant Treasurer and may be sealed with the seal of the corporation or a facsimile thereof. Any or all signatures upon a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate, shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of its issue.

Section 2. Transfers: All transfers of the shares of the corporation shall be made upon the books of the corporation by the holders of the shares in person, or by his legal representatives. Share certificates shall be surrendered and canceled at the time of transfer. The shares of the corporation shall be personal property and shall be transferable in accordance with the provisions of Chapter 8 of the Uniform Commercial Code, as amended from time to time, except as provided by statute or by agreement of all the shareholders.

Section 3. Loss of Certificates: In the event that a share certificate shall be lost, destroyed or mutilated, a new certificate may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.

ARTICLE VIII - BOOKS AND ACCOUNTS

Section 1. Books and Records of Accounts: The corporation shall keep books and records of account and minutes of the proceedings of the shareholders, Board of Directors and executive committee, if any, either within or without this State. The corporation shall keep at its principal office, registered office, or at the office of a transfer agent, a record or records containing the names and addresses of all shareholders, the number, class and series of shares held by each and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into readable form within a reasonable time. The corporation shall convert into readable form without charge any such records not in such form, upon the written request of any person entitled to inspect them.

Section 2. Right of Inspection: Any person who shall have been a shareholder of record of the corporation for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by the holders of, at least five percent of the outstanding shares of any class or series, upon at least five days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, the minutes of the proceedings of the shareholders and record of shareholders and to make extracts therefrom at the places where the same are kept.

Section 3. Balance Sheet: Upon the written request of any shareholder, the corporation shall mail to such shareholder its balance sheet as at the end of the preceding fiscal year, and its profit and loss and surplus statements for such fiscal year.

ARTICLE IX - MISCELLANEOUS PROVISIONS

Section 1. Monetary Disbursements: All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 2. Fiscal Year: The fiscal year of the corporation shall end on the 31st day of January of each year.

Section 3. Dividends: Subject to any restrictions contained in the Certificate of Incorporation and by statute, the corporation may, from time to time, by resolution of the Board, declare and pay dividends on its shares in cash, in its own shares, in its bonds or in other property, including the shares or bonds of other corporations. Unless the Certificate of Incorporation otherwise provides, a dividend may be paid in shares having a preference in the assets of the corporation upon liquidation, whether or not the net assets at the time of the share dividend are less than the aggregate amount of such prior and newly created preferences.

Section 4. Giving Notice: Whenever written notice is required to be given to any person, it may be given to such person, either personally or by sending a copy thereof through the mail. If notice is given by mail, the notice shall be deemed to be given when deposited in the mail addressed to the person to whom it is directed at his last address as it appears on the records of the corporation, with postage prepaid thereon. Such notice shall specify the place, day and hour of the meeting and, in the case of a shareholders’ meeting, the general nature of the business to be transacted.

In computing the period of time for the giving of any notice required or permitted by statute, or by the Certificate of Incorporation or these By-Laws or any resolution of directors or shareholders, the day on which the notice is given shall be excluded, and the day on which the matter noticed is to occur shall be included.

Section 5. Loans to Directors, Officers or Employees: The corporation may lend money to, or guarantee any obligation of, or otherwise assist, any director, officer or employee of the corporation or of any subsidiary, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be made with or without interest, and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of the corporation, and may be made upon such other terms and conditions as the Board may determine.

Section 6. Disallowed Compensation: Any payments made to an officer or employee of the corporation such as a salary, commission, bonus, interest, rent, travel or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer or employee to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer or employee, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

Section 7. Meetings by Conference Telephone: Where appropriate communication facilities are reasonably available, any or all directors shall have the right to participate in all or any part of a meeting of the Board or a committee of the Board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

ARTICLE X - AMENDMENTS

Section 1. The Board of Directors shall have the power to make, alter and repeal these By-Laws, unless such power is reserved to the shareholders in the Certificate of Incorporation, but By-Laws made by the Board may be altered or repealed, and new By-Laws may be made, by the shareholders. The shareholders may prescribe in the By-Laws that any By-Law made by them shall not be altered or repealed by the Board.

ARTICLE XI - INDEMNIFICATION OF DIRECTORS

OFFICERS AND EMPLOYEES

Section 1. Definitions: As used in this Article:

(a) “corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent or any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, and all other natural persons whom the corporation is authorized to indemnify under the provisions of the New Jersey Business Corporation Act;

(b) “other enterprise” means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

(c) “expenses” means reasonable costs, disbursements, counsel fees, and experts’ fees;

(d) “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties; and,

(e) “proceedings” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

Section 2. Third Party Actions: The corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in subsections (2)(a) and (2)(b) hereof.

Section 3. Derivative Actions: The corporation shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

Section 4. Mandatory Indemnification: The corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections (2) and (3) hereof or in defense of any claim, issue or matter therein.

Section 5. Procedure for Effecting Indemnification: Any indemnification under subsection (2) above and, unless ordered by a court under subsection (3) above, may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection (2) above or subsection (3) above. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, such determination shall be made:

(a) by the Board of Directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the Board of Directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel in a written opinion, such counsel to be designated by the Board of Directors; or

(c) by the shareholders if the Certificate of Incorporation or these By-Laws or a resolution of the Board of Directors or of the shareholder so directs.

Such determinations under subsections (3), (4) and (5) shall be made expeditiously at the cost of the corporation after receipt of a request for same from the person seeking indemnification.

Section 6. Advancing Expenses: Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this Article.

Section 7. Application to a Court for Indemnification: (a) If the corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection (4) above or permitted under subsections (2), (3) and (6) above, a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i) may award indemnification to the extent authorized under subsections (2) and (3) above and shall award indemnification to the extent required under subsection (4) above, notwithstanding any contrary determination which may have been made under subsection (5) above; and

(ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection (6) above, if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b) Application for such indemnification may be made

(i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

(ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

Section 8. Business Combinations. Unless the Board of Directors shall determine otherwise with reference to a particular merger or consolidation or other business combination, for purposes of this Article XI, references to “corporate agent” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a merger or consolidation or other business combination which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, partner, trustee, employee, agent (or in a like capacity) or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 9. Employee Benefit Plan. References herein to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Section 10. Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director or officer of the corporation, and shall inure to the benefit of the heirs, executors and administrators of such person, provided the event, act or omission with respect to which indemnification is sought occurred while such person was a director or officer of the corporation.

Section 11. General Provisions.

(a) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under the Certificate of Incorporation, bylaw, agreement, vote of shareholders, or otherwise and no provision is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the New Jersey Business Corporation Act upon the corporation to furnish, or upon any court to award, such indemnification, or such other indemnification as may otherwise be authorized pursuant to the New Jersey Business Corporation Act or any other law now or hereafter in effect, including but not limited to indemnification of any employees or agents of the corporation or of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(b) The corporation shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this Article. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(c) The powers granted by this Article may be exercised by the corporation notwithstanding the absence of any provision in the Certificate of Incorporation or these By-Laws authorizing the exercise of such powers.

(d) Except as required by subsection (4) above, no indemnification shall be made or expenses advanced by a corporation under this Article, and none shall be ordered by a court, if such action would be inconsistent with a provision of the Certificate of Incorporation, a bylaw, a resolution of the Board of Directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions to which the corporate agent may be entitled.

(e) Any person covered by subsections (2), (3) or (4) hereof may, to the fullest extent permitted by applicable law, elect to have the right of indemnification or to advancement or reimbursement of expenses, interpreted, at such person’s option, (i) on the basis of the applicable law on the date this Article was approved by the Board of Directors, or (ii) on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, or (iii) on the basis of the applicable law in effect at the time indemnification is sought.

(f) This Article does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.